KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 30, 2025, with respect to the consolidated financial statements and consolidated financial highlights of AMG Pantheon Credit Solutions Fund, incorporated herein by reference, and to the reference to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and under the headings “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information filed on Form N-2.

New York, New York

June 13, 2025